Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES SECOND QUARTER OPERATING RESULTS

FORT LEE, NJ, August 14, 2007 - Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and six months ended June 30, 2007 of $1,125,000 and $3,536,000 as compared to $2,673,000 and $5,093,000 for the same periods in 2006. Net income for the three and six months ended June 30, 2007 decreased to $.11 and $.35 per share on a fully diluted basis as compared to $.27 and $.51 per share on a fully diluted basis for the same periods in 2006.

Net sales for the three and six months of 2007 were $116,780,000 and $256,621,000 as compared to $110,338,000 and $209,907,000 for the same periods in 2006. Net sales increased 6% for the three month period and 22% for the six month period as compared to the prior year.

Empire Resources, Inc. is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com

(Table Follows)

Unaudited Condensed Consolidated Statements of Income

In thousands, except per share amounts
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$116,780	$110,338	$256,621	$209,907
Cost of goods sold	110,259	101,775	241,682	193,417

Gross profit	6,521	8,563	14,939	16,490
Selling, general and administrative expenses	2,708	2,760	5,224	5,385

Operating income	3,813	5,803	9,715	11,105
Interest expense	2,081	1,530	4,107	2,952

Income before income taxes	1,732	4,273	5,608	8,153
Income taxes	607	1,600	2,072	3,060

Net income	$1,125	$2,673	$3,536	$5,093

Weighted average shares outstanding:
Basic	9,790	9,761	9,790	9,764

Diluted	10,050	10,061	10,051	10,075

Earnings per share:
Basic	$ 0.11	$ 0.27	$ 0.36	$ 0.52

Diluted	$ 0.11	$ 0.27	$ 0.35	$ 0.51